Exhibit 5

October 20, 2000

Chelsea GCA Realty Partnership, L.P.
103 Eisenhower Parkway
Roseland, New Jersey 07068

Ladies and Gentlemen:

We have acted as counsel to Chelsea GCA Realty Partnership, L.P., a Delaware limited partnership (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) relating to the issuance by the Company of up to $50,000,000 in aggregate principal amount of 8 3/8% Notes due 2005 and $50,000,000 in aggregate principal amount of 8 5/8% Notes due 2009 (collectively, the “Notes”).

We have examined copies of the Agreement of Limited Partnership of the Company, as amended to date, the Registration Statement and all exhibits thereto, and such other records, documents, statutes and authorities, and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

We are members of the bar of the State of New York and do not purport to be experts on the laws of any other state or jurisdiction relevant to this opinion, other than the Delaware Limited Partnership Act and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that when (i) the applicable provisions of the Securities Act of 1933, as amended, and such “Blue Sky” or other securities laws as may be applicable shall have been complied with and (ii) the Supplemental Indenture, to be entered into between the Company and State Street Bank and Trust Company, as Trustee (the “Indenture”), pursuant to which the Notes are to be issued, shall have been qualified under the Trust Indenture Act of 1939, as amended, and shall have been duly executed and delivered by the parties thereto, the Notes, when executed, authenticated and exchanged in accordance with the Indenture and as described in the Prospectus forming a part of the Registration Statement, will be legally issued and binding obligations of the Company.

The foregoing opinion is subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto and we express no opinion with respect to the availability of equitable remedies.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to this firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Company or any dealer in connection with the registration of the Notes under the securities or blue sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP